Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 ● 788 ● 8200 FAX 804 ● 788 ● 4190

May 17, 2017	FILE NO: 54521.000128

Board of Directors

Arlington Asset Investment Corp.

1001 Nineteenth Street North

Arlington, Virginia 22209

Issuance of up to 1,865,000 Shares of 7.00% Series B Cumulative Perpetual Redeemable Preferred Stock

Ladies and Gentlemen:

We have acted as special counsel to Arlington Asset Investment Corp., a Virginia corporation (the “Company”), in connection with the issuance and sale by the Company of up to an aggregate of 1,865,000 shares (the “Shares”) of 7.00% Series B Cumulative Perpetual Redeemable Preferred Stock, par value $0.01 per share, of the Company (the “Series B Preferred Stock”), pursuant to an equity distribution agreements, dated May 16, 2017 (the “Agreement”), by and between the Company and JonesTrading Institutional Services LLC (the “Sales Agent”). The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-215384), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on December 30, 2016, and declared effective by the Commission on February 17, 2017 (the “Registration Statement”).

In connection with the foregoing, we have examined the following documents:

1.	the Amended and Restated Articles of Incorporation of the Company, as amended, as certified by the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) on May 15, 2017, and by the Secretary of the Company on the date hereof;

2.	the Amended and Restated Bylaws of the Company, as amended through the date hereof, as certified by the Secretary of the Company on the date hereof;

3.	resolutions adopted by the Board of Directors of the Company at meetings duly called and held on December 16, 2016 and April 24, 2017 (the “Resolutions”), as certified by the Secretary of the Company on the date hereof;

ATLANTA    AUSTIN    BANGKOK    BEIJING    BRUSSELS     CHARLOTTE    DALLAS    HOUSTON    LONDON    LOS ANGELES

McLEAN    MIAMI    NEW YORK    NORFOLK    RALEIGH    RICHMOND    SAN FRANCISCO    TOKYO    WASHINGTON

www.hunton.com

Board of Directors

Arlington Asset Investment Corp.

May 17, 2017

4.	a certificate, dated May 16, 2017 from the SCC as to the Company’s existence and good standing in the Commonwealth of Virginia (the “Virginia Certificate”);

5.	a certificate executed by the Secretary of the Company certifying as to certain factual matters as of the date hereof (the “Secretary’s Certificate”);

6.	the Registration Statement;

7.	the prospectus supplement, dated May 16, 2017, in the form filed with the Commission on May 16, 2017, pursuant to Rule 424(b) promulgated under the Securities Act, together with the base prospectus dated February 17, 2017 (collectively, the “Prospectus”); and

8.	an executed copy of the Agreement.

9.	the form certificate representing a share of Series B Preferred Stock, as certified by the Secretary of the Company on the date hereof.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof; (iii) the legal capacity of natural persons; (iv) the genuineness of all signatures; and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization of documents by the Company as set forth in our opinion in Item 3 below). As to factual matters, we have relied upon the Secretary’s Certificate and upon certificates of public officials.

We do not purport to express an opinion on any laws other than the Virginia Stock Corporation Act, and we base our opinion set forth in Item 1 below solely on our review of the Virginia Certificate.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1.    The Company is a corporation existing and in good standing under the laws of the Commonwealth of Virginia.

Board of Directors

Arlington Asset Investment Corp.

May 17, 2017

2.    The Company has the corporate power and authority to issue the Shares.

3.    The issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Registration Statement, the Resolutions and the Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter speak only as of its date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP